UNIVERSAL SOLAR TECHNOLOGY, INC.
UNANIMOUS WRITTEN CONSENT OF BOARD OF DIRECTORS IN LIEU OF
SPECIAL MEETING
      The undersigned, being all of the Directors (the Directors) of Universal Solar Technology, Inc., a Nevada corporation (the Corporation) by unanimous written consent pursuant to the authority contained in the Nevada Corporations Code, in lieu of a special meeting of its Directors, hereby consent to the following resolutions and the actions described therein:
Appointment of Officers
      WHEREAS, pursuant to the Nevada Corporations Code the Directors are entitled to enter into this unanimous written consent and consent to the resolutions herein;
      WHEREAS, the Board of Directors deems it to be in the best interest of the Corporation and its stockholders to adopt the following resolutions to appoint the following individuals as officers of the Corporation
NOW, THEREFORE, BE IT
      RESOLVED, that the following individuals are hereby appointed as officers of the Corporation;
Paul D. Landrew President
Paul D. Landrew Treasurer
Paul D. Landrew Secretary
      FURTHER RESLOVED, that upon acceptance by all of the new officers of the positions set forth above, the resignation of Adam S. Tracy shall be deemed effective and the resignation of the same shall be accepted by the Corporation. GENERAL RESOLUTIONS
      RESOLVED, that any officer of the Corporation is hereby authorized and directed to take or cause to be taken all such further actions, to cause to be executed and delivered all such further agreements, documents, amendments, requests, reports, certificates, and other instruments, in the name and on behalf of the Corporation. and to take all such further action, as such officer executing the same in his or her discretion may consider necessary or appropriate, in order to carry out the intent and purposes of the foregoing resolutions;

The undersigned hereby accepts appointment as an officer and or director of the Company set forth above Paul Landrew Tamiko Brock Notary